OPTION ONE
M O R TG A G E                                  www.optiononemortgage.com
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                       Annual Compliance Certificate


      I, Fabiola Camperi, the undersigned, the duly authorized President of Option One Mortgage Corporation (as "Servicer"), does hereby certify the following for the calendar year ending on December 31, 2007:

1. A review of the activities of the Servicer during the preceding calendar year (or portion thereof) and of its performance under the Servicing Agreement (as defined in the cover letter) for such period has been made under my supervision.

2. To the best of my knowledge, based on such review, the Servicer has fulfilled all of its obligations under the Servicing Agreement in all material respects throughout such year (or applicable portion thereof), except as disclosed on Appendix B. attached.



Certified By:



/s/Fabiola Camperi
------------------------------
Name:  Fabiola Camperi
Title: President
Date:  March 14, 2008


















        6501 Irvine Center Drive Irvine California 92618 (800) 704-0800








                              APPENDIX B



For SEC Regulation AB 1122(d)(4)(iv), loan modifications are required to be completed in accordance with the transaction agreements and related pool asset documents. Managements notes instances of conflicting language within three PSAs where the verbiage first indicates to generally modify loans if in the best interest of the trust, but later qualifies the allowable interest rate reduction. Non-compliance within this Regulation AB criterion is a result of Management's incorrect interpretation of the former guidance taking precedence.








                                   Cover Letter


March 15, 2008

HSI Asset Securitization Corporation,
452 Fifth Avenue
New York, New York 10018
Attention: Head MBS Principal Finance

Citibank, N.A.,
388 Greenwich, 14th Floor
New York, New York 10013
Attention: Structured Finance Agency and Trust - HSI Asset Securitization 2007-OPT1
INV #567


Enclosed is the required Sarbanes Oxley Certification:

     Re: Annual officer's certificate delivered pursuant to Section 3.24 of that certain Pooling Servicing Agreement, dated as of January 1, 2007 (the "Pooling and Servicing Agreement"), among HSI Asset Securitization Corporation, as depositor (the "Depositor"), Option One Mortgage Corporation, as servicer (in such capacity, the "Servicer") and originator, CitiMortgage, Inc., as master servicer (the "Master Servicer"), Citibank, N.A., as securities administrator (the "Securities Administrator"), Wells Fargo Bank, N.A., as custodian, OfficeTiger Global Real Estate Services Inc., as credit risk


If you have any questions, please contact Elizabeth Nguyen at (949) 727-8226 or email: Elizabeth.Nguyen@oomc.com



Option One Mortgage Corporation
6501 Irvine Center Drive
Irvine, CA  92618